$555,555.56	September 15, 2009

AMDL, Inc.

CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, AMDL, Inc., a Delaware corporation (the “Company”), promises to pay to St. George Investments, LLC, an Illinois limited liability company (the “Holder,” and together with the Company, the “Parties”), the principal sum of $555,555.56 together with all accrued and unpaid interest thereon, fees incurred or other amounts owing hereunder, all as set forth below in this Convertible Promissory Note (this “Note”). This Note is issued pursuant to that certain Note and Warrant Purchase Agreement of even date herewith, entered into by and between the Company and the Holder (the “Purchase Agreement”).

1.           Principal and Interest Payments. Interest on the unpaid principal balance of this Note shall accrue at the rate of 12.00% per annum commencing on the date hereof. Beginning on the six (6)-month anniversary of the date of this Note (the “Initial Payment Date,” and the same day of each month thereafter, a “Payment Date”) and continuing through the one (1)-year anniversary  of the date of this Note (the “Maturity Date”), the Company will make monthly payments to the Holder equal to the sum of (a) one-twelfth (1/12) of outstanding principal balance of this Note as of the Initial Payment Date, and (b) all accrued interest, and any fees and penalties incurred per the terms of this Note (for the avoidance of doubt, on and after the Initial Payment Date, all interest, fees and penalties are due and payable in full in the month immediately following the month after such amount are accrued or incurred; provided, however, that all interest, fees and penalties accrued or incurred during the first six months shall be due and payable on the Initial Payment Date). All remaining principal, interest and fees outstanding as of the Maturity Date shall be due and payable on such date in a single balloon payment. Each payment hereunder may be made by the Company, at its option, in the form of either (a) cash, or (b) shares of common stock of the Company, $0.001 par value per share (“Common Shares”) at the greater of the Floor Price or 80% of the volume-weighted average price (the “VWAP”) for the five (5) business days ending on the business day immediately preceding the applicable payment date as reported by Bloomberg, LP, or if such information is not then being reported by Bloomberg, LP, then as reported by such other data information source as may be selected by the Holder (the “Conversion Price”). Notwithstanding the foregoing, all payments hereunder shall be made in cash unless all of the following conditions are met: (v) listing approval for the Common Shares issuable under this Note shall have been received from the NYSE Amex; (w) not less than seven (7) calendar days prior to the applicable payment date, the Company shall have notified the Holder that it intends to make such payment in Common Shares; (x) (i) the Common Shares to be issued have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) (A) Rule 144 promulgated thereunder (“Rule 144”) is available for their sale, (B) the Company has provided to the Holder (prior to the delivery of the Common Shares on the applicable Payment Date) an attorney’s opinion, in a form acceptable to the Holder, which provides that Rule 144 is available for the sale of the Common Shares (if the Company fails to provide such an opinion prior to delivery of the Common Shares on the applicable Payment Date the Holder may, at its option, obtain its own opinion, in which case the cost of such opinion will be added to the Outstanding Amount (hereafter defined) of this Note and the Company shall instruct its transfer agent to accept such opinion), (C) the Company is current on all of its SEC reporting obligations, and (D) the Company is not subject to an extension for reporting its quarterly or annual results; (y) the closing bid price for the Common Shares on the business day on which notice is given is greater than the Floor Price (as defined below) divided by 80%; and (z) the Note shall not be in default. All payments shall be applied first to costs of collection, if any, then to accrued and unpaid interest, and thereafter to principal.

2.           Conversion.

(a)           Optional Conversion. At any time or from time to time prior to payment in full of the entire outstanding principal balance of this Note, plus accrued interest and fees hereunder (collectively, the “Outstanding Amount”), the Holder shall have the right, subject to the Ownership Limitation (defined below), at the Holder’s option, to convert the Outstanding Amount on this Note, in whole or in part (the “Conversion Amount”), into the number of Common Shares as is determined by dividing (a) the Outstanding Amount by (b) the greater of (i) the Conversion Price at that time, or (ii) the Floor Price.

(b)           Optional Conversion Mechanics. In order to convert this Note into Common Shares the Holder hereof shall give written notice to the Company at its principal corporate office pursuant to the form attached hereto as Exhibit A (the “Conversion Notice”) of the election to convert the same pursuant to this Section and shall state therein the Conversion Amount, the number of Common Shares to which it is entitled, and the account in which the Common Shares are to be deposited.  The Company shall immediately, but in no event later than five (5) days after receipt, deliver the number of Common Shares set forth on the Conversion Notice (the “Conversion Shares”) to the account specified by the Holder on the Conversion Notice.  Notwithstanding anything herein to the contrary, all such deliveries of Conversion Shares shall be electronic, via Deposit/Withdrawal at Custodian (DWAC) or Depository Trust Company (DTC).  In the event the Company fails to deliver the Conversion Shares within three (3) days of receipt of the Conversion Notice, in addition to all other remedies available to the Holder hereunder and at law, a penalty equal to one and one half percent (1.5%) of the Conversion Amount (defined hereafter) shall be added to the balance of this Note per day. The conversion shall be deemed to have been made immediately prior to the close of business on the date of the Conversion Notice, and the person or entity entitled to receive the Common Shares upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares as of such date.

(c)           Mandatory Conversion. On any date (the “Mandatory Conversion Determination Date”) on which the average closing bid price for the Common Shares for at least twenty (20) of the immediately preceding thirty (30) trading days equals or exceeds $1.25, then on twenty (20) days’ irrevocable notice (the “Mandatory Conversion Notice”) and subject to the conditions set forth below and the Ownership Limitation, the Company can cause conversion of the Outstanding Amount (the “Mandatory Conversion”) into Common Shares; provided, however, that no Mandatory Conversion may be made unless all of the following conditions are met: (i) the Company provides the Mandatory Conversion Notice within five (5) business days of the Mandatory Conversion Determination Date; (ii) (a) the Common Shares that are issuable upon the Mandatory Conversion have been registered under the Securities Act, or (b) the Company has provided to the Holder, prior to delivery of the Common Shares deliverable upon the exercise of this Mandatory Conversion right, an attorney’s opinion, in a form acceptable to the Holder and the transfer agent, which provides that Rule 144 is available for the sale of the Common Shares (if the Company fails to provide such an opinion the Holder may, at its option, obtain its own opinion, in which case the cost of such opinion will be added to the principal balance of this Note and the Company shall instruct its transfer agent to accept such opinion), (c) the Company is current on all of its SEC reporting obligations, and (d) the Company is not subject to an extension for reporting its quarterly or annual results; (iii) the number of Common Shares being delivered to the Holder, when added to all other shares owned of record or beneficially by the Holder, will not exceed the Ownership Limitation; (iv) the number of Common Shares being delivered to the Holder will not exceed an amount equal to 20% of the product of the average daily volume of Common Shares traded on the primary exchange for Common Shares during the twenty (20) prior trading days as of the Mandatory Conversion Determination Date multiplied by twenty (20); (v) the Company is not in default of this Note and has timely honored all requests for conversion made by the Holder as of the date of the Mandatory Conversion; (vi) the Company has not violated any covenant, obligation or requirement of the Purchase Agreement and all of the representations and warranties contained therein remain true as of the Mandatory Conversion Determination Date and the date of the Mandatory Conversion; and (vii) the closing bid price, as reported by Bloomberg, LP (or other means at the discretion of the Holder, if quotations are not available on Bloomberg, LP) for the trading day immediately preceding the date Common Shares are delivered to Holder pursuant to the Mandatory Conversion, is at least the Maximum Conversion Price. Notwithstanding anything herein to the contrary, the provisions of this Section 2(c) shall not apply and the Mandatory Conversion may not occur in whole or in part if the number of Common Shares being delivered to the Holder, when added to all other shares owned of record or beneficially by the Holder, will cause the Holder’s ownership of Common Shares to exceed the Ownership Limitation.

(d)           No Fractional Shares. Conversion calculations pursuant to Sections 2(a) and 2(c) shall be rounded up to the nearest whole share, and no fractional shares shall be issuable by the Company upon conversion of this Note. All shares issuable upon a conversion of this Note (including fractions thereof) shall be aggregated for purposes of determining whether such conversion would result in the issuance of a fractional share.

3.           Floor Price. As used herein, the term “Floor Price” means $0.64 per Common Share; provided, that, subject to certain exceptions, if at any time after the date hereof while any portion of the Note is outstanding, the Company sells Common Shares or instruments convertible into or exercisable for Common Shares (including the payment of interest with Common  Shares), or enters into any exchange or settlement agreements to do the same, at a price per Common Share less than $0.64 (the “Lower Price”), then the Floor Price shall immediately be reduced to equal the Lower Price and shall remain equal to the Lower Price until such time that this Note has been paid off in its entirety or the entire Outstanding Amount has been converted into Common Shares as provided herein. Promptly upon the occurrence of such an event, and in any event not less than 10 business days after such an occurrence, the Company shall notify the Holder in writing of the event, disclose to the Holder the new Floor Price, and provide to the Holder copies of all relevant documents related to such event, even if the event was or should be disclosed publicly.

4.           Maximum Price. The maximum price of Common Shares at which any portion of the Outstanding Amount may be converted into Common Shares (whether at the Holder’s option, as payment of the Outstanding Amount pursuant to Section 1, or as a Mandatory Conversion) shall be equal to $1.00 per Common Share (the “Maximum Conversion Price”).

5.           Ownership Limitation. In no event may the Holder own more than 9.99% of the outstanding voting securities of the Company on conversion of this Note or exercise of that certain Warrant (the “Warrant”) of even date herewith made by the Company in favor of the Holder (the “Ownership Limitation”).

6.            Prepayment by the Company. At any time prior to the Maturity Date and upon 30 days’ irrevocable notice, the Company may redeem the then-outstanding principal amount of the Note for cash at a price equal to 125% of the Outstanding Amount; provided, however, that the Holder may elect to convert any amount (up to the Outstanding Amount) as it determines in its sole discretion, pursuant to the terms set forth herein, prior to any such prepayment by giving the Company at least five (5) days’ written notice prior to the date on which the Company intends or intended to make any such prepayment.

7.            Adjustment of Number of Shares. The number and character of Common Shares issuable upon conversion of this Note (or any shares of stock or other securities or property at the time receivable or issuable upon conversion of this Note) are subject to adjustment upon the occurrence of any of the following events:

(a)            Adjustment for Stock Splits, Stock Dividends, Recapitalizations, etc. In the event that the Company shall fix a record date for the determination of holders of securities affected by any stock split, stock dividend, reclassification, recapitalization, or other similar event that will, in the future, affect the number of outstanding shares of the Company’s capital stock, then, and in each such case, the Holder, upon conversion of this Note at any time after the Company shall fix the record date for such event, shall receive, in addition to the Common Shares issuable upon conversion of this Note, the right to receive the securities of the Company to which the Holder would have been entitled if the Holder had converted this Note immediately prior to such record date (all subject to further adjustment as provided in this Note).

(b)            Adjustment for Dividends and Distributions. In the event that the Company shall make or issue, or shall fix a record date for the determination of eligible holders of securities entitled to receive, a dividend or other distribution payable with respect to the Common Shares (or any shares of stock or other securities at the time issuable upon conversion of this Note) that is payable in (a) securities of the Company other than capital stock or (b) any other assets, then, and in each such case, the Holder, upon conversion of this Note at any time after the consummation, effective date or record date of such event, shall receive, in addition to the Common Shares (or such other stock or securities) issuable upon such conversion prior to such date, the securities or such other assets of the Company to which the Holder would have been entitled upon such date if the Holder had converted this Note immediately prior thereto (all subject to further adjustment as provided in this Note).

(c)            Adjustment for Reorganization, Consolidation, Merger. In the event of any reorganization of the Company (or any other corporation the stock or other securities of which are at the time receivable upon the conversion of this Note) after the date of this Note, or in the event, after such date, the Company (or any such corporation) shall consolidate with or merge into another corporation or convey all or substantially all of its assets to another corporation, then, and in each such case, the Holder, upon the conversion of this Note (as provided in Section 2) at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the conversion of this Note prior to such consummation, the stock or other securities or property to which the Holder would have been entitled upon the consummation of such reorganization, consolidation, merger or conveyance if the Holder had converted this Note immediately prior thereto, all subject to further adjustment as provided in this Section 7, and the successor or purchasing corporation in such reorganization, consolidation, merger or conveyance (if other than the Company) shall duly execute and deliver to the Holder a supplement hereto acknowledging such corporation’s obligations under this Note. In each such case, the terms of this Note shall be applicable to the shares of stock or other securities or property receivable upon the conversion of this Note after the consummation of such reorganization, consolidation, merger or conveyance.

(d)            Conversion of Stock. In the event that all of the authorized Common Shares of the Company is converted, pursuant to the Company’s Articles of Incorporation, into other capital stock or securities or property, or the Common Shares otherwise cease to exist, then the Holder, upon conversion of this Note at any time after the date on which the Common Shares are so converted or cease to exist (the “Termination Date”), shall receive, in lieu of the number of Common Shares that would have been issuable upon such conversion immediately prior to the Termination Date (the “Former Number of Common Shares”), the stock and other securities and property to which the Holder would have been entitled to receive upon the Termination Date if the Holder had converted this Note with respect to the Former Number of Common Shares immediately prior to the Termination Date (all subject to further adjustment as provided in this Note).

(e)            No Change Necessary. The form of this Note need not be changed because of any adjustment in the number of Common Shares issuable upon its conversion.

8.           Trigger Events. Upon the occurrence of any of the following events (each, a “Trigger Event”), (a) the Outstanding Amount shall immediately increase to 125% of the Outstanding Amount immediately prior to the occurrence of the Trigger Event, (b) such Outstanding Amount, as increased, plus all accrued interest, fees, costs, and penalties, as applicable, shall be due and payable within thirty (30) days thereof, and (c) this Note shall accrue interest at the rate of 18% per annum:

(a)           Decline in VWAP.  A decline in the VWAP for the Common Shares for five (5) consecutive trading days to a per Common Share price of less than $0.50, provided that the VWAP of a Common Share remains less than $0.50 for a period of five (5) consecutive trading days.

(b)           Decline in Volume. A decline in the ten (10)-day average daily dollar volume of the Common Shares in their primary market to less than $50,000.00 of volume per day after October 1, 2009.

(c)           Judgment. A judgment is entered against the Company in an amount equal to or greater than $100,000.00.

(d)           Failure to File Registration Statement. The Company’s failure to file a registration statement in accordance with the terms of that certain Registration Rights Agreement entered into between the Parties on even date herewith (the “Registration Rights Agreement”), the failure of the registration statement contemplated thereby to be declared effective according to the terms thereof, or the failure of such registration statement to remain effective at all applicable times thereafter.

(e)           Failure to Raise Funds. The Company’s failure to raise at least $2,000,000.00 through the sale of Common Shares by December 1, 2009.

(f)           Events of Default. The occurrence of any Event of Default hereunder.

(g)           Failure to Maintain S-3 Eligibility. The Company’s failure to maintain eligibility to register Common Shares (or any other securities of the Company) pursuant to Form S-3, in which event the Company shall provide prompt written notice to the Holder of such failure.

(h)           Insufficient Authorized Shares. The Company’s failure to maintain sufficient authorized but unissued Common Shares to honor the conversion of this Note (or the payment of this Note in Common Shares) or the exercise of the Warrant.

9.           Default. If any of the events specified below shall occur (each, an “Event of Default”), the Holder of this Note may, so long as such condition exists and in addition to the rights set forth in Section 8, declare the entire Outstanding Amount immediately due and payable, by notice in writing to the Company:

(a)           Failure to Pay. The Company’s failure to make any payment due and payable under the terms of this Note (whether in cash or Common Shares), including any payment of interest, fees or other amount due hereunder.

(b)           Breaches of Covenants. The Company or its subsidiaries, if any, shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note, the Purchase Agreement, the Warrant, Registration Rights Agreement, or any other agreement between the Parties related hereto or thereto (collectively, the “Transaction Documents”).

(c)           Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of the Company to the Holder in writing in connection with the Transaction Documents, or as an inducement to the Holder to enter into the Transaction Documents, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished or becomes untrue thereafter.

(d)           Failure to Pay Debts; Voluntary Bankruptcy. If any of the Company’s assets are assigned to its creditors, if the Company fails to pay its debts generally as they become due, or if the Company files any petition, proceeding, case or action for relief under any bankruptcy, reorganization, insolvency or moratorium law, rule, regulation, statute or ordinance (collectively, “Laws and Rules”), or any other Law and Rule for the relief of, or related to, debtors.

(e)           Involuntary Bankruptcy. If any involuntary petition is filed under any bankruptcy or similar Law or Rule against the Company, or a receiver, trustee, liquidator, assignee, custodian, sequestrator or other similar official is appointed to take possession of any of the assets or properties of the Company or any guarantor.

(f)           Governmental Action. If any governmental or regulatory authority takes or institutes any action that will materially affect the Company’s financial condition, operations or ability to pay or perform the Company’s obligations under this Note.

(g)           Failure to Receive Listing Approval.  If the Company fails to receive listing approval from NYSE Amex for the shares of Common Stock issuable upon conversion of the Note and exercise of the Warrant by November 15, 2009.

10.           No Rights or Liabilities as Shareholder. This Note does not by itself entitle the Holder to any voting rights or other rights as a shareholder of the Company. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a shareholder of the Company for any purpose.

11.            Governing Law; Venue. The terms of this Note shall be construed in accordance with the laws of the State of Illinois as applied to contracts entered into by Illinois residents within the State of Illinois which contracts are to be performed entirely within the State of Illinois. With respect to any disputes arising out of or related to this Note, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Illinois (or in the event of exclusive federal jurisdiction, the United States District Court Northern District of Illinois).

12.            Binding Effect. This Note shall be binding on the Parties and their respective heirs, successors, and assigns; provided, however, that the Company shall not assign its rights hereunder in whole or in part without the express written consent of the Holder, which consent may be withheld in the sole and absolute discretion of the Holder.

13.           Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

14.            Attorneys’ Fees. If any action at law or in equity is necessary to enforce this Note or to collect payment under this Note, the Holder shall be entitled to recover reasonable attorneys’ fees directly related to such enforcement or collection actions.

15.            Amendments and Waivers; Remedies. No failure or delay on the part of a party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party hereto at law, in equity or otherwise. Any amendment, supplement or modification of or to any provision of this Note, any waiver of any provision of this Note, and any consent to any departure by either Party from the terms of any provision of this Note, shall be effective (i) only if it is made or given in writing and signed by the Company and the Holder and (ii) only in the specific instance and for the specific purpose for which made or given.

16.           Limitation. Notwithstanding anything to the contrary herein, the Floor Price shall only apply to this Note for so long as the Common Shares are listed on the New York Stock Exchange or the American Stock Exchange. In the event the Common Shares cease to be listed on any of such exchanges, the Floor Price shall no longer apply with respect to any provision of this Note.

17.           Notices. Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given under this Note shall be in writing, shall be delivered by hand or overnight courier service, by certified mail, postage prepaid, or by facsimile, and will be deemed given upon delivery, if delivered personally, one business day after deposit with a national courier service for overnight delivery, or one business day after transmission by facsimile with confirmation of receipt, and three days after deposit in the mails, if mailed, to the following addresses:

Company:	AMDL, Inc.
2492 Walnut Ave. Suite 100 Tustin, California 92780 Attention: Douglas C. MacLellan

Holder:	St. George Investments, LLC 303 East Wacker Drive, Suite 311 Chicago, Illinois 60601 Attention: John Fife

With a copy to:	Jonathan K. Hansen Bennett Tueller Johnson & Deere, P.C. 3165 East Millrock Drive, Suite 500 Salt Lake City, Utah 84121

18.            Final Note. This Note, together with the Transaction Documents, contains the complete understanding and agreement of the Company and the Holder and supersedes all prior representations, warranties, agreements, arrangements, understandings, and negotiations.

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IN WITNESS WHEREOF, the Company has executed this Note as of the date set forth above.

                                                                                                         AMDL, INC.

                                                                                                         By:  ___________________________________
                                                                                                                 Douglas C. MacLellan, Chief Executive Officer

ACKNOWLEDGED, ACCEPTED AND AGREED:

ST. GEORGE INVESTMENTS, LLC

By:  __________________________
Its:  __________________________

[Signature page to Convertible Promissory Note]

EXHIBIT A – CONVERSION NOTICE